Exhibit 99.1

eMagin Announces Third Quarter 2015 Financial Results

HOPEWELL JUNCTION, N.Y. – November 12, 2015 - eMagin Corporation, or the “Company” (NYSE MKT: EMAN), a leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced financial results and corporate highlights for the third quarter of 2015.

Andrew G. Sculley, President and CEO, stated, “Our financial performance this quarter did not meet our expectations, but I am pleased to report we accomplished much that will further eMagin’s technological advantages in microdisplays and position the Company for profitable growth. During the quarter, we implemented a capacity enhancement initiative to increase our display production while continuing the important research we are doing on several key development programs. We qualified an important new display which possesses the resolution and brightness requirements for several new programs. Our ability to directly pattern microdisplay pixels is in our view unmatched in the industry and has led to great interest in our technology for consumer augmented and virtual reality (VR) applications. In particular, our work on ultra-high brightness displays is going well and has captured the interest of the sponsors of our ManTech research and development program and a prominent aviation customer. This effort is anticipated to result in a manufacturable, full-color direct patterned, ultra-high brightness display that is 20 times brighter than a smart phone. These displays will be used in head-mounted displays (“HMD”) for aviation, both military and commercial, and in consumer applications. In addition, our HMD system has attracted the interest of several major companies. The HMD’s features, including 2,000 by 2,000 pixel resolution for each eye, superior form factor and wide field of view, provide the cutting edge performance that these companies demand.”

Third Quarter Results

Revenues for third quarter 2015 were approximately $5.4 million, a decrease of $1.6 million from the second quarter 2015 and a $0.3 million decrease from the third quarter last year. Product revenues (primarily display sales) totaled $4.6 million, approximately $0.8 million less than the second quarter 2015 and approximately $0.5 million less than the third quarter last year. The lower revenues reflected fewer units shipped and a modestly lower average selling price due to product and customer mix.

R&D contract revenues totaled approximately $0.8 million, about $0.8 million less than second quarter 2015 revenues of $1.6 million and $0.2 million greater than the third quarter last year. The lower revenues in comparison to the second quarter 2015 are attributable to the unusually high level of activity associated with the ManTech project during the second quarter as well as the completion of several smaller contracts during the second quarter.

Gross profit for the third quarter was approximately $1.1 million, or about 21% of revenues, compared to gross profit of approximately $1.7 million, or about 31% of revenues, in the third quarter last year. The decrease in gross margin from last year was primarily due to higher display costs reflecting the absorption of the Company’s fixed manufacturing costs over fewer units produced. Research and Development (“R&D”) contract margins were also lower due to the completion of the smaller contracts noted above and projected higher material costs.

Operating expenses, comprised of R&D expenses and selling, general and administrative (“SG&A”) expenses, increased by approximately $0.6 million to $3.3 million from $2.7 million in the third quarter last year. R&D expenses increased by $0.2 million from $1.0 million in the third quarter 2014 to $1.2 million in the third quarter of this year due largely to expanded development activities to qualify new products and to achieve higher manufacturing volumes. SG&A expenses increased by $0.4 million to $2.2 million from $1.8 million in the third quarter last year reflecting severance and other non-recurring charges which offset the comparative savings from the lower administrative cost structure put in place during the year.

As a result, the operating loss for the third quarter increased by $1.2 million to a loss of $2.2 million from a loss of $1.0 million in the third quarter of last year. Net loss for the third quarter was $2.2 million, or $0.09 per basic and diluted share, versus a net loss of $1.0 million, or $0.04 per basic and diluted share, in the third quarter last year.

At September 30, 2015, the Company had approximately $5.1 million of cash and cash equivalents compared to $6.0 million of cash, cash equivalents and investments in certificates of deposit at December 31, 2014. The Company did not have any investments at September 30, 2015. The decrease in cash is due primarily to the net loss of $2.0 million for the nine months ended September 30, 2015, investment in capital equipment of approximately $1.0 million and net cash used for working capital purposes.

Recent Corporate Highlights

•	The Company continued to make substantial progress in the development of ultra high brightness directly patterned displays during the third quarter and delivered samples of two color directly patterned displays to one of our avionics customers. The maximum brightness reached on these displays is in excess of 8,000 nits.

•	eMagin was awarded two new development program sub-contracts that we expect will continue into 2016. The first program is a Small Business Technology Transfer program with the Air Force Research Laboratory and the second is a Small Business Innovation Research program with the United States Special Operations Command. Both programs are investigating improved OLED microdisplay design and performance. Phase II follow-on programs are likely at the conclusion of the initial phase.

•	More than 15 customers ordered, for testing purposes, small quantities of our new displays (DSVGA, SXGA096) or our high brightness OLED displays (XLS or XLT), demonstrating the appeal of their capabilities and pricing for the customers’ new products.

•	During the quarter, the company delivered SXGA096 high brightness, low power color XLS displays for use in a key government program.

•	eMagin submitted proposals to multiple prime contractors for the US Army’s Family of Weapons Sight (“FWS”) - Crew Served and FWS Sniper programs. According to the President’s 2015 fiscal budget, these programs are projected to require more than 20,000 units in total.

•	The SXGA096 Color XL and XLS microdisplays successfully completed qualification in the third quarter.

•	The improved SXGA120 High Brightness Green (XLT) microdisplay was completed during the third quarter and production grade displays have been shipped to and validated by a lead customer. The improvements provide for a reduced motion artifact function and enhanced uniformity at high brightness levels.

●	The immersive VR HMD is being upgraded with a newer version of the 2Kx2K display. This enhanced display will allow the immersive headset to demonstrate full color content. The HMD features 2,000 by 2,000 pixel resolution, a superior form factor, and a wide 100+ degree field of view.

Outlook

Based on current and forecasted market conditions, current backlog, expected orders and production capacity, eMagin has lowered its revenue guidance for 2015 and anticipates annual revenues above $24 million.

Conference Call Information

Full results will be published in the Company's 10-Q report for the third quarter ended September 30, 2015, expected to be filed on November 12, 2015 and will also be available via the Company’s website, www.emagin.com. A conference call and live webcast will begin today at 4:45 p.m. ET. An archive of the webcast will be available one hour after the live call through December 11, 2015. To access the live Webcast or archive, please visit the Company's website at ir.emagin.com or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin’s microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (“EBITDA”). The figures also reflect the elimination of certain non-recurring charges for severance and litigation expenses. The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

eMAGIN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,106	$5,290
Investments	-	750
Accounts receivable, net	2,572	3,878
Unbilled accounts receivable	816	166
Inventories, net	5,787	4,586
Prepaid expenses and other current assets	732	656
Total current assets	15,013	15,326
Equipment, furniture and leasehold improvements, net	9,500	9,417
Intangibles and other assets	347	382
Total assets	$24,860	$25,125

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,643	$1,027
Accrued expenses	2,829	2,362
Other current liabilities	510	664
Total current liabilities	4,982	4,053

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of September 30, 2015 and December 31, 2014	-	-
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 25,457,373 shares as of September 30, 2015 and 25,195,107 shares as of December 31, 2014	25	25
Additional paid-in capital	229,166	228,380
Accumulated deficit	(208,813)	(206,833)
Treasury stock, 162,066 shares as of September 30, 2015 and December 31, 2014	(500)	(500)
Total shareholders’ equity	19,878	21,072
Total liabilities and shareholders’ equity	$24,860	$25,125

 eMAGIN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:

Product	$4,633	$5,170	$15,163	$18,385
Contract	772	529	3,265	609
Total revenue, net	5,405	5,699	18,428	18,994

Cost of goods sold:

Product	3,732	3,645	10,317	12,814
Contract	567	309	2,037	335
Total cost of goods sold	4,299	3,954	12,354	13,149

Gross profit	1,106	1,745	6,074	5,845

Operating expenses:

Research and development	1,151	957	2,983	3,665
Selling, general and administrative	2,183	1,819	5,050	5,869
Total operating expenses	3,334	2,776	8,033	9,534

Income (loss) from operations	(2,228)	(1,031)	(1,959)	(3,689)

Other income (expense):
Interest expense, net	(11)	(11)	(32)	(32)
Other income, net	5	6	11	20
Total other income (expense), net	(6)	(5)	(21)	(12)
Income (loss) before provision for income taxes	(2,234)	(1,036)	(1,980)	(3,701)
Provision for income taxes	-	-	-	-

Net income (loss)	$(2,234)	$(1,036)	$(1,980)	$(3,701)

Income (loss) per share, basic	$(0.09)	$(0.04)	$(0.08)	$(0.15)
Income (loss) per share, diluted	$(0.09)	$(0.04)	$(0.08)	$(0.15)

Weighted average number of shares outstanding:

Basic	25,287,849	24,842,945	25,157,200	24,187,285

Diluted	25,287,849	24,842,945	25,157,200	24,187,285

Non-GAAP Information
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net Income (Loss)	$(2,234)	$(1,036)	$(1,980)	$(3,701)
Litigation and severance expense	401	-	416	116
Adjusted Net Income (Loss)	(1,833)	(1,036)	(1,564)	(3,585)
Non-cash compensation	186	234	502	884
Depreciation and amortization expense	410	325	1,113	863
Interest expense	11	11	32	32
Provision for income taxes	-	-	-	-
Adjusted EBITDA	$(1,226)	$(466)	$83	$(1,806)

Contact:

Jeffrey Lucas

Chief Financial Officer

845-838-7931

jlucas@emagin.com

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